UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A
                   Under the Securities Exchange Act of 1934
			      (Amendment No. 1)

                              Gran Tierra Energy Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   38500T101
                                 (CUSIP Number)

                               December 31, 2011
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 38500T101


       1.    Names of Reporting Person

             Amber Global Opportunities Master Fund Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 14,388,305
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 14,388,305

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             14,388,305

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.51%

       12.   Type of Reporting Person

	     OO


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                               CUSIP No. 38500T101


       1.    Names of Reporting Person

             Amber Latin America LLC - Series One

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 622,597
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 622,597

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             622,597

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.24%

       12.   Type of Reporting Person

	     OO

                               CUSIP No. 38500T101


       1.    Names of Reporting Person

             Amber Capital LP

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 18,067,506
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 18,067,506

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             18,067,506

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.92%

       12.   Type of Reporting Person

	     PN

                              CUSIP No. 38500T101


       1.    Names of Reporting Person

             Michel Brogard

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 18,067,506
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 18,067,506

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             18,067,506

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.92%

       12.   Type of Reporting Person

	     IN


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
                              CUSIP No. 38500T101


       1.    Names of Reporting Person

             Joseph Oughourlian

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             France

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 18,067,506
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 18,067,506

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             18,067,506

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.92%

       12.   Type of Reporting Person

	     IN

Item 1. (a)  Name of Issuer:

	     The name of the issuer is Gran Tierra Energy Inc. (the "Company").

        (b)  Address of Issuer's Principal Executive Offices:

	     The Company's principal executive offices are located at 300, 625 - 11th Avenue S.W. Calgary, Alberta, Canada T2R 0E1.

Item 2. (a)  Name of Person Filing:

	     This statement is filed by:

	     (i) Amber Global Opportunities Master Fund Ltd., a Cayman Island
	         exempted company, ("Amber Global") with respect to the Common Stock (as defined below) directly held by it;

	    (ii) Amber Latin America LLC - Series One, a Delaware limited
	         liability company,("Amber Latin America") with respect to the Common Stock directly held by it;

	   (iii) Amber Capital LP, a Delaware limited partnership and the investment manager of Amber Global, Amber Latin America and certain managed accounts, ("Amber Capital") with respect to the Common Stock directly held by Amber Global, Amber Latin America and certain managed accounts (collectively, the "Funds");

	    (iv) Michel Brogard ("Mr. Brogard"), a managing member of Amber
	         Capital GP, LLC, the general partner of Amber Capital,with respect to the Common Stock directly held by the Funds; and

	     (v) Joseph Oughourlian ("Mr. Oughourlian"), a managing member of
	         Amber Capital GP, LLC, the general partner of Amber Capital, with respect to the Common Stock directly held by the Funds.

	         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

		 The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for the purposes of Sections 13 of the Securities Exchange Act of 1934, the beneficial owner of the shares of Common Stock reported herein.

        (b)  Address of Principal Business Offices:

	     The address of the business office of each of the Reporting
	     Persons is:

	       (i) Amber Global: PO Box 309 Ugland House, Grand Cayman,
		   KY1-1104, Cayman Islands;

	      (ii) Amber Latin America: 900 Third Avenue, Suite 200,
		   New York, New York 10022;

	     (iii) Amber Capital: 900 Third Avenue, Suite 200, New York,
		   New York, 10022;

	      (iv) Mr. Brogard: 900 Third Avenue, Suite 200, New York,
 	           New York, 10022; and

	       (v) Mr. Oughourlian: 900 Third Avenue, Suite 200, New York,
	           New York, 10022.

        (c)  Citizenship:

             Amber Global is an exempted company organized under the laws of the Cayman Islands. Amber Latin America is a limited liability company organized under the laws of Delaware. Amber Capital is a limited partnership organized under the laws ofthe State of Delaware. Mr.Brogard is a citizen of the United States of America. Mr. Oughourlian is a citizen of France.

        (d)  Title of Class of Securities

             Common Stock, $0.001 par value per share (the "Common Stock").

        (e)  CUSIP Number: 38500T101

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

	(k)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

Item 4.  Ownership

	 The percentages used herein are calculated based upon 261,161,809 shares of Common Stock issued and outstanding as of November 3, 2011 as reported by the Company in its Annual Report on Form 10Q for the period ended September 30, 2011 filed on November 8, 2011.

         A. Amber Global

		(a) Amount beneficially owned: 14,388,305
		(b) Percent of class: 5.51%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 14,388,305
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       14,388,305

	 B. Amber Latin America

		(a) Amount beneficially owned: 622,597
		(b) Percent of class: 0.24%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 622,597
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       622,597

         C. Amber Capital

		(a) Amount beneficially owned: 18,067,506
		(b) Percent of class: 6.92%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 18,067,506
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       18,067,506

	 D. Mr. Brogard

		(a) Amount beneficially owned: 18,067,506
		(b) Percent of class:  6.92%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 18,067,506
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       18,067,506

	 E. Mr. Oughourlian

		(a) Amount beneficially owned: 18,067,506
		(b) Percent of class:  6.92%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 18,067,506
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       18,067,506

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred toabove were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of theissuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2012
                                 AMBER GLOBAL OPPORTUNITIES MASTER FUND LTD.

                                 By: /s/ Samuel Jed Rubin
                                 --------------------------
                                 Name:  Samuel Jed Rubin
                                 Title: Authorized Person

                                 AMBER LATIN AMERICA LLC - SERIES ONE

                                 By: /s/ Samuel Jed Rubin
                                 --------------------------
                                 Name:  Samuel Jed Rubin
                                 Title: Authorized Person

                                 AMBER CAPITAL LP
				 By: Amber Capital GP, LLC, General Partner

                                 By: /s/ Samuel Jed Rubin
                                 --------------------------
                                 Name:  Samuel Jed Rubin
                                 Title: Authorized Person

                                 By: /s/ Michel Brogard
                                 --------------------------
                                 Name: Michel Brogard

                                 By: /s/ Joseph Oughourlian
                                 --------------------------
                                 Name: Joseph Oughourlian

			    JOINT ACQUISITION STATEMENT
		             PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for thecompleteness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date:  February 14, 2012
                                 AMBER GLOBAL OPPORTUNITIES MASTER FUND LTD.

                                 By: /s/ Samuel Jed Rubin
                                 --------------------------
                                 Name:  Samuel Jed Rubin
                                 Title: Authorized Person

                                 AMBER LATIN AMERICA LLC - SERIES ONE

                                 By: /s/ Samuel Jed Rubin
                                 --------------------------
                                 Name:  Samuel Jed Rubin
                                 Title: Authorized Person

                                 AMBER CAPITAL LP
				 By: Amber Capital GP, LLC, General Partner

                                 By: /s/ Samuel Jed Rubin
                                 --------------------------
                                 Name:  Samuel Jed Rubin
                                 Title: Authorized Person

                                 By: /s/ Michel Brogard
                                 --------------------------
                                 Name: Michel Brogard

                                 By: /s/ Joseph Oughourlian
                                 --------------------------
                                 Name: Joseph Oughourlian